Exhibit 99.1

Cryoport Reports 50% Revenue Growth

for the Third Quarter of Fiscal Year 2016

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Company Adds 98 New Biopharma Clients During First Nine Months of FY2016
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58% Revenue Growth for the First Nine Months of FY2016

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Full Year Revenue Guidance Revised

IRVINE, CA – February 8, 2016 — Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”) today announced financial results for the three and nine-month periods ended December 31, 2015.

Commenting on the third quarter results, Jerrell Shelton, Chief Executive Officer of Cryoport, stated, “We grew revenue by 50% for the third quarter. This growth was primarily driven by the addition of a significant number of new biopharma clients, including eight new clinical trial programs. Even though biopharma revenue was up 80% year-over-year, these results were well below our expectations due to delays in program start dates and the pace of enrollments in multiple key clinical programs. In addition, we experienced lower than anticipated revenue in the reproductive medicine and animal health markets, due to regulatory changes and one of our client’s temporary reduction in production volume. While we expect revenue across each of these markets to pick up, we are revising our revenue guidance for the full fiscal year 2016 to approximately $6.0 million,” stated Mr. Shelton.

“There continues to be increasing market demand for our unique cold chain solutions, particularly in support of the growing number of cellular therapy programs. In fact, we are currently supporting 10 phase III trials. We are also engaged in late-stage discussions with several clients regarding long-term supply agreements as they prepare to commercialize their respective therapies. By our estimates, the clinical trials that we currently support have the potential to generate cumulative revenues of more than $150 million over the next four to five years for Cryoport. Clearly, as these activities come to fruition, they will drive value for our shareholders,” concluded Mr. Shelton.

Highlights:

Biopharma

•	Added 98 new biopharma customers in the first nine-months of the fiscal year

•	Actively supporting 10 phase III clinical trials;

•	In discussion for long-term support agreements on six programs, three of which we had not supported in the earlier trial phases

•	Supporting 59 clinical trials in total, with eight programs added during the third quarter of fiscal year 2016

•	Now supporting approximately 20% of the Phase III clinical trials in the regenerative therapy market

Reproductive Medicine (IVF)

•	Reproductive medicine revenue increased by 36% for the quarter compared to the same quarter last year, led by a 53% increase in the U.S. market. This was partially offset by lower than expected revenue growth internationally. International revenue was impacted by the closure of reproductive tourism in three countries, India, Nepal and Thailand, during the quarter. The Company has already taken steps to recover reproductive medicine revenue through its recently acquired capabilities in alternative countries with favorable regulatory environments including the Czech Republic and Southeast Asian locations.

•	Now handling logistics for more than 400 clinic locations globally.

Animal Health

•	Revenue for the Company’s animal health market was down 15% in the third quarter compared to the same quarter last year, due to a temporary reduction in production volume from one of the Company’s clients. Revenues are expected to pick up again during the fourth quarter of fiscal 2016.

New and Upgraded Facilities in California

•	Relocated the Company’s headquarters and Western operations center to an expanded 27,600 square foot facility in Irvine, CA in support of the growing demand for the Company’s cryogenic logistics solutions.

Financial Results:

•	Revenue increased 50% to $1.5 million and 58% to $4.3 million for the three and nine-month periods ended December 31, 2015, respectively. This growth was driven by an overall increase in the number of clients utilizing the Company’s solutions complemented by growth from current clients.

•	Gross margin for the three and nine-month periods ended December 31, 2015 was 26% and 30%, respectively, compared to 24% and 29% for the three and nine-month periods in the prior year, respectively. The cost of revenue was impacted by internal freight charges related to inventory transfers for rebalancing between operations centers, freight pricing increases and the expansion of the warehousing personnel in anticipation of increased volume. The Company’s gross margin target continues to be 60%, which can be expected when cash flow breakeven is achieved.

•	Operating costs and expenses increased by $1.5 million and $2.7 million for the three and nine-month periods ended December 31, 2015, respectively. This increase is primarily due to non-cash equity-based compensation charges, salaries incurred to expand the sales force and the engagement of a specialized marketing firm to support sales efforts.

•	Net losses for the three and nine-month periods ended December 31, 2015 was $2.8 million and $7.1 million, respectively. Net loss attributable to common stockholders for the three and nine-month periods ended December 31, 2015 was $3.0 million, or $0.42 per share and $12.3 million, or $1.96 per share, respectively. The increase for the nine-month period ended December 31, 2015 is partially the result of an increase in non-cash, preferred stock beneficial conversion charges of $1.5 million and an increase in undeclared cumulative preferred dividends of $0.5 million.

•	The Company reported $5.2 million in cash and cash equivalents as of December 31, 2015, compared to $1.4 million as of fiscal year ended March 31, 2015.

Further information on Cryoport’s results are included on the attached unaudited condensed consolidated balance sheets and statements of operations, and a further explanation of Cryoport’s financial performance will be provided in Cryoport’s quarterly report on Form 10-Q for the three and nine-month periods ended December 31, 2015, which will be filed with the SEC on February 11, 2016. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at www.cryoport.com.

Conference Call

Cryoport will host a conference call at 9:30 a.m. EST on Monday, February 8, 2016, to review its financial results and business outlook. Participants should call 1-888-438-5525 (United States) or 1-719-325-2491 (International) and request the “Cryoport call.” A live audio webcast of the call will also be available on the Investor Relations section of the Company’s website at www.cryoport.com. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately two hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. A dial-in replay of the call will also be available to those interested until February 15, 2016. To access the replay, dial 1-877-870-5176 (United States) or 1-858-384-5517 (International) and enter replay pin number: 8499340.

About Cryoport, Inc.
Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. We provide leading edge logistics solutions for biologic materials such as immunotherapies, stem cells, CAR-T cells, and reproductive cells for clients worldwide including points-of-care, CRO's, central laboratories, pharmaceutical companies, contract manufacturers, and university researchers. The Company’s packaging is built around its proprietary Cryoport Express® liquid nitrogen dry vapor shippers, which are validated to maintain a constant below -150°C temperature for a 10 day dynamic shipment duration. The Company’s information technology centers around its Cryoportal™ Logistics Management Platform, which facilitates management of the entire shipment process. Cryoport is the preferred cryogenic logistics solutions partner to the world's largest shipping companies controlling more than 85% of the world's air shipments. For more information, visit www.cryoport.com.

To download Cryoport's investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or Android mobile device.

Forward Looking Statements
Statements in this press release which are not purely historical, including statements regarding Cryoport, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company's business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2015. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$1,458,563	$975,188	$4,326,654	$2,736,776
Cost of revenues	1,074,281	740,651	3,018,147	1,937,926
Gross margin	384,282	234,537	1,308,507	798,850

Operating costs and expenses:
Selling, general and administrative	2,835,372	1,492,732	7,019,500	4,431,290
Research and development	227,765	99,052	405,785	267,575
Total operating costs and expenses	3,063,137	1,591,784	7,425,285	4,698,865

Loss from operations	(2,678,855)	(1,357,247)	(6,116,778)	(3,900,015)
Other (expense) income:
Interest expense	(79,946)	(48,605)	(984,748)	(1,185,337)
Other expense, net	(1,347)	(1,906)	(5,029)	(2,829)
Loss before provision for income taxes	(2,760,148)	(1,407,758)	(7,106,555)	(5,088,181)
Provision for income taxes	(305)	-	(3,625)	(1,600)
Net loss	(2,760,453)	(1,407,758)	(7,110,180)	(5,089,781)
Preferred stock benefical conversion charge	-	(492,910)	(4,474,348)	(2,961,723)
Undeclared cumulative preferred dividends	(239,389)	(95,304)	(687,267)	(194,901)
Net loss attributable to common stockholders	$(2,999,842)	$(1,995,972)	$(12,271,795)	$(8,246,405)

Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(0.40)	$(1.96)	$(1.65)
Weighted average shares outstanding - basic and diluted	7,225,006	5,004,821	6,259,686	5,002,683

Cryoport Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31	March 31,
	2015	2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$5,247,425	$1,405,186
Accounts receivable, net	616,785	589,699
Inventories	52,880	69,680
Other current assets	288,965	97,337
Total current assets	6,206,055	2,161,902
Property and equipment, net	875,673	307,926
Intangible assets, net	13,484	136,821
Deposits	363,403	-
Total assets	$7,458,615	$2,606,649
Current liabilities:
Accounts payable and other accrued expenses	$1,109,243	$758,696
Accrued compensation and related expenses	377,113	725,712
Notes payable and accrued interest, net of discount	-	535,507
Related-party notes payable and accrued interest, net of discount	981,992	976,581
Total current liabilities	2,468,348	2,996,496
Related-party notes payable, net of current portion	-	26,452
Total liabilities	2,468,348	3,022,948
Total stockholders' equity (deficit)	4,990,267	(416,299)
Total liabilities and stockholders' equity (deficit)	$7,458,615	$2,606,649